Exhibit 23.1

Your Ref: Our Ref: 4441/2019/GEN/ATGCO10F
August 9, 2019 The Board of Directors Nam Tai Property Inc. Unit 2526-2536 25/F., Sun Hung Kai Centre 30 Harbour Road Wan Chai Hong Kong

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form F-3 dated August 9, 2019 of our reports relating to the consolidated financial statements and the financial statement schedules listed in Schedule 1 of Nam Tai Property Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 15, 2019 appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2018.

/s/ Moore Stephens CPA Limited

Certified Public Accountants

Hong Kong